Exhibit 99.3

SPECIAL MEETING OF SHAREHOLDERS

DECEMBER 18, 2009

Name:

Employee ID:

Total Number of Shares of Common Stock Held:

By submitting this Proxy as indicated below:

•

You certify that you are the above-named shareholder of Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin” or the “Company”; capitalized terms that are used but are not otherwise defined in this Proxy shall have the meanings given to such terms in the joint proxy statement/prospectus accompanying this Proxy (the “Proxy Statement”)).

•

You hereby appoint Mark V. Mactas and Robert G. Hogan, or any one of them, acting in the absence of the other, to act as your proxy, each with the power to appoint his substitute, and hereby authorize them to represent and to vote all shares of the Company held of record in your name, as fully as you might or could do if personally present, at the special meeting of shareholders of the Company to be held on December 18, 2009 at the Stamford Marriott Hotel & Spa located at 243 Tresser Boulevard, Stamford, Connecticut 06901, 9:00 a.m., local time and at any adjournment(s) or postponement(s) of the special meeting, upon the matters set forth below and all other matters as may properly come before the special meeting or any adjournment(s) or postponement(s) thereof.

The shares of Towers Perrin common stock represented by this Proxy will be voted in the manner directed herein, but, if no direction is indicated, this Proxy will be voted “FOR” approval of the proposals set forth below and “FOR” adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. You agree that this Proxy, when submitted as indicated above, shall be treated as properly executed and authenticated for purposes of voting at the special meeting. You hereby revoke and make void all proxies previously given by you to vote at the special meeting. This Proxy shall apply to and be valid only for the special meeting or any adjournments thereof.

The Company’s board of directors has called the special meeting for the following purposes:

Proposal 1:	To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of June 26, 2009, by and among Towers Perrin, Watson Wyatt Worldwide, Inc., Jupiter Saturn Holding Company, Jupiter Saturn Delaware Inc. and Jupiter Saturn Pennsylvania Inc., as it may be amended from time to time, a copy of which is attached as Annex A to the Proxy Statement (the “Merger Agreement”).

Proposal 2:	To consider and vote on the amendment of Article VI of the Amended and Restated Bylaws of Towers Perrin, which contains transfer and ownership restrictions on shares of Towers Perrin common stock that must be amended in order to properly consummate the transactions contemplated by the Merger Agreement.

Please refer to the Proxy Statement for additional information about the foregoing proposals.

THIS PROXY IS SOLICITED ON BEHALF OF THE TOWERS PERRIN BOARD OF DIRECTORS

PROXY CARD

Proposal 1

To approve and adopt the Merger Agreement, dated as of June 26, 2009, by and among Towers Perrin, Watson Wyatt Worldwide, Inc., Jupiter Saturn Holding Company, Jupiter Saturn Delaware Inc. and Jupiter Saturn Pennsylvania Inc.

For	Against	Abstain
☐	☐	☐

Proposal 2

To consider and vote on the amendment of Article VI of the Amended and Restated Bylaws of Towers Perrin, which contains transfer and ownership restrictions on shares of Towers Perrin common stock that must be amended in order to properly consummate the transactions contemplated by the Merger Agreement.

For	Against	Abstain
☐	☐	☐

THE TOWERS PERRIN BOARD OF DIRECTORS RECOMMENDS THAT

YOU VOTE “FOR” EACH OF THE PROPOSALS ABOVE

[Please click the submit button above to appoint the proxy and to direct the voting of your shares as indicated above.]